EXHIBIT 99.1
For Release on November 1st, 2007
     TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS
•	Total revenue increased 8.7% to $118.9 million in the third quarter 2007 versus $109.4 million in the third quarter 2006.

•	Earnings per share decreased to $0.19 in the third quarter 2007 compared to $0.20 in third quarter 2006 before debt extinguishment charges.

•	Earnings per share outlook for fiscal 2007 lowered to $0.75 to $0.77 before debt extinguishment charges.
New York, NY – November 1, 2007 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs”, “Boston Sports Clubs”, “Washington Sports Clubs” and “Philadelphia Sports Clubs”, announced its results for the quarter ended September 30, 2007.
Alex Alimanestianu, Chief Executive Officer of TSI, commented: “We remain excited about the many opportunities ahead of us. Our clustering strategy will continue to be the cornerstone of our growth, and we are excited about expanding into the Hartford, CT and Providence, RI markets over the next 12 months. Our new clubs are performing very well, and we also continue to see opportunities in corporate sales, which leverages our clustering model, as well as personal training and the overall ancillary revenue business which continues to be strong. As we look out over the next few years, we see our business benefiting from economies of scale, from greater leadership in our core markets, and from the maturation of our accelerated club openings this year. I have had the honor of working with Bob Giardina for the past 17 years, and am pleased to have the opportunity to continue to pursue the vision for this company that he and the entire management team have put in place.”
Quarter ended September 30, 2007 Financial Highlights:
Revenue (in $’000s) was comprised of the following:

	Three Months Ended September 30,
	2006		2007
Membership dues	$87,257	79.7%	$93,735	78.8%
Initiation fees	2,586	2.4%	3,202	2.7%

Membership revenue	89,843	82.1%	96,937	81.5%

Personal training revenue	11,564	10.6%	13,243	11.2%
Other ancillary club revenue	6,766	6.2%	7,245	6.1%

Ancillary club revenue	18,330	16.8%	20,488	17.3%

Fees and other revenue	1,245	1.1%	1,461	1.2%

Total revenue	$109,418	100.0%	$118,886	100.0%

Total revenue for Q3 2007 grew 8.7% to $118.9 million from $109.4 million in Q3 2006. This increase in revenue was driven primarily by growth in membership revenue and ancillary club revenue.
•	Membership revenue for Q3 2007 grew 7.9% to $96.9 million from $89.8 million in Q3 2006.

•	Ancillary club revenue for Q3 2007 grew 11.8% to $20.5 million from $18.3 million in Q3 2006.

•	Comparable club revenue increased 4.1% during the three months ended September 30, 2007. Of this 4.1% increase, 2.0% was due to an increase in membership, 0.9% was due to an increase in price and 1.2% was due to an increase in ancillary club revenue and fees and other revenue.
Total operating expenses increased 11.5% to $105.0 million in Q3 2007 compared to $94.2 million in Q3 2006.
•	Payroll and related expenses increased 9.1% or $3.6 million to $43.3 million in Q3 2007 compared to $39.7 million in Q3 2006, in line with revenue growth.
o	Payroll costs directly related to the Company’s personal training, group fitness training and programming for children increased $1.4 million or 16.0%, due to increased demand for these programs.

•	Club operating expenses increased 12.4% or $4.7 million to $42.4 million in Q3 2007 compared to $37.7 million in Q3 2006.
o	Rent and occupancy expenses increased $1.6 million. Rent and occupancy expenses at clubs that opened on or after July 1, 2006 or that are currently being constructed increased $1.1 million.

o	Advertising and marketing expenses increased $930,000, as we expended $3.8 million in Q3 2007 compared to $2.9 million in Q3 2006, primarily due to a shift in the timing of our advertising plans.

o	As part of a customer service initiative, we had outsourced towel laundry service in 52 clubs as of September 30, 2007 as compared to 27 clubs as of September 30, 2006. As our clubs have become more intensely clustered in our markets, and member cross usage becomes more prevalent, we have found it increasingly necessary to offer towel laundry services at more of our clubs. We experienced a $610,000 increase in laundry expenses during Q3 2007 when compared Q3 2006.
•	General and administrative expenses increased $1.7 million, or 25.5%, to $8.4 million during Q3 2007 from $6.7 million during Q3 2006. The increases in legal fees and expenses and general liability insurance were the primary factors. The remaining increase was due to increased costs to support the growth in our business in Q3 2007.

•	Depreciation and amortization expenses increased $825,000 to $10.9 million in Q3 2007 from $10.1 million in Q3 2006, principally due to new and expanded clubs.

•	Loss on extinguishment of debt totaled $7.4 million in Q3 2006 related to the early redemption of 35% of our 11% Senior Discount Notes

•	The Company recorded an income tax provision of $3.1 million in Q3 2007 compared to $543,000 in Q3 2006.
Net income in Q3 2007 was $5.1 million compared to $785,000 in Q3 2006.
EBITDA in Q3 2007 decreased 2.1% to $25.3 million from $25.8 million in Q3 2006. As a percentage of total revenue, EBITDA margin was 21.3% in Q3 2007, compared to 23.6% in Q3 2006. Please refer to the reconciliation of net income (loss) to EBITDA at the end of this release.
Nine months ended September 30, 2007 Financial Highlights:
Revenue (in $’000s) was comprised of the following:

	Nine months ended September 30,
	2006		2007
Membership dues	$257,160	79.6%	$278,537	78.7%
Initiation fees	6,839	2.1%	9,181	2.6%

Membership revenue	263,999	81.7%	287,718	81.3%

Personal training revenue	36,915	11.5%	42,646	12.0%
Other ancillary club revenue	17,841	5.5%	19,529	5.5%

Ancillary club revenue	54,756	17.0%	62,175	17.5%

Fees and other revenue	4,158	1.3%	4,148	1.2%

Total revenue	$322,913	100.0%	$354,041	100.0%

Total revenue for the nine months ended September 30, 2007 increased 9.6% to $354.0 million from $322.9 million in the same period in 2006. This increase in revenue was driven primarily by growth in membership revenue and ancillary club revenue.
•	Membership revenue in the nine months ended September 30, 2007 increased 9.0% to $287.7 million from $264.0 million in the same period in 2006.

•	Ancillary club revenue in the nine months ended September 30, 2007 increased 13.5% to $62.2 million from $54.8 million in the same period in 2006.

•	Comparable club revenue increased 6.0% during the nine months ended September 30, 2007. Of this 6.0% increase, 3.0% was due to an increase in membership, 1.0% was due to an increase in price and 2.0% was due to an increase in ancillary club revenue and fees and other revenue.
Total operating expenses increased 9.7% or $27.6 million to $311.3 million in the nine months ended September 30, 2007 compared to $283.7 million in the same period in 2006, in line with revenue growth.
•	Payroll and related expenses increased 9.4%, or $11.4 million, to $132.6 million in the nine months ended September 30, 2007 compared to $121.2 million during the same period in 2006.
o	Payroll costs directly related to the Company’s personal training, group fitness training, and programming for children increased $3.7 million, or 13.6%, due to increased demand for these programs.

o	Payroll related expenses in the nine months ended September 30, 2006 included a charge relating to severance paid to our former Chairman and certain employees who agreed to severance packages totaling $1.6 million. The total costs of these severance packages were recorded in Q1 2006 while no comparable costs were incurred in the nine months ended September 30, 2007.
•	Club operating expenses increased 9.9%, or $10.7 million, to $119.7 million in the nine months ended September 30, 2007 compared to $108.9 million in the same period in 2006.
o	Rent and occupancy expenses increased $5.8 million. Rent and occupancy expenses at clubs that opened on or after January 1, 2006 or that are currently being constructed increased $4.6 million.

o	Advertising and marketing expenses were in-line for the nine months ended September 30, 2007, increasing only $180,000 over the prior year.

o	As part of a customer service initiative, we had outsourced towel laundry service in 52 clubs as of September 30, 2007, as compared to 27 clubs at September 30, 2006. As our clubs have become more intensely clustered in our markets, and member cross usage becomes more prevalent, we have found it increasingly necessary to offer towel laundry service at more of our clubs. We experienced a $1.7 million increase in laundry expenses during the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.
•	General and administrative expenses increased $2.6 million, or 11.5%, to $25.2 million during the nine months ended September 30, 2007 from $22.6 million during the same period in the prior year. The increases in corporate rent, legal fees and expense and general liability insurance were the primary factors. The remaining increase was due to increased costs to support the growth in our business in 2007.

In the nine months ended September 30, 2006, the Company incurred $1.7 million of costs related to the examination of strategic and financing alternatives.

•	Depreciation and amortization expenses increased $2.9 million to $33.8 million in the nine months ended September 30, 2007 from $30.9 million in the same period in 2006, principally due to new and expanded clubs.

•	Loss on extinguishment of debt totaled $12.5 million in the nine months ended September 30, 2007. The 2007 loss was due to the early termination fees, deferred financing costs written-off, and associated fees related to the tender offer and early redemption of the remaining $170.0 million of outstanding principal of the 9 5/8% Senior Notes issued by our wholly owned subsidiary Town Sports International, LLC. Loss on extinguishment of debt totaled $16.1 million in the nine months ended September 30, 2006 related to the early redemption of $85.0 million of outstanding principal of the 9 5/8% Senior Notes and the redemption of 35% of our 11% Senior Discount Notes.

•	The Company recorded an income tax provision of $4.9 million in the nine months ended September 30, 2007 compared to a benefit of $121,000 in the same period in 2006. In the nine months ended September 30, 2006, an income tax charge totaling $751,000 was recorded to reflect the reduction in state tax assets that we believed were not more likely than not to be realized in association with the interest related to the pay-down of debt, resulting from the Company’s use of the proceeds from its initial public offering, which was consummated on June 7, 2006.

Net income in the nine months ended September 30, 2007 was $7.6 million compared to a net loss of $2.0 million in the same period in 2006.
EBITDA in the nine months ended September 30, 2007 increased 8.8% to $77.8 million from $71.5 million in the same period in 2006. As a percentage of total revenue, EBITDA margin was 22.0% in the nine months ended September 30, 2007, compared to 22.1% in 2006. Please refer to the reconciliation of net income (loss) to EBITDA at the end of this release.
Cash flow from operations in the nine months ended September 30, 2007 increased $3.1 million or 5.2% to $62.7 million from $59.6 million in the same period in 2006.
Cash used in investing activities increased $26.8 million or 63.7% to $69.0 million in the nine months ended September 30, 2007 from $42.2 million in the same period in 2006.
Cash provided by financing activities in the nine months ended September 30, 2007 totaled $7.1 million compared with cash used in financing activities of $54.2 million in the same period in 2006.
2007 Business Outlook:
Based upon the current business environment, our performance during the first nine months of 2007 and current trends in our market, we currently expect the following results for the remainder of 2007, subject to the risks and uncertainties in any forward-looking statements including those risk factors identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006:
During the nine months ended September 30, 2007, we opened six new clubs and expect to open another nine clubs during the remainder of 2007. We expect total revenue for 2007 to be in the range of $473.0 million to $475.0 million, representing 9% to 10% growth over 2006, driven primarily by club membership and ancillary revenue growth, the maturation of recently opened clubs, as well as new clubs expected to be opened during 2007.
We expect net income to be between $12.5 million and $13.3 million for 2007, when compared with 2006 net income of $4.6 million. The net income for 2007 will be arrived at after a total charge estimated at $12.5 million for early extinguishment of debt before corporate income taxes, or $7.4 million after corporate income taxes. As set forth below, the Company expects net income to be between $19.9 million and $20.4 million without the after-tax effects of these debt extinguishment costs. The Company expects earnings per share of between $0.47 and $0.49 for the year, which includes an after-tax charge of $0.28 per share in connection with the early extinguishment of debt, or between $0.75 and $0.77 per share before the early debt extinguishment charge on an after-tax basis, a decrease from previous guidance. This guidance includes approximately $480,000 of costs related to the resignation of former Chief Executive Officer, Robert Giardina. These costs will be incurred in Q4 2007 and represent an earnings per share reduction of $0.01 after corporate income taxes.

	Nine months	Nine months
	ended	ended
	September 30,	September 30,	Year-ended	Year Ended 2007
	2006	2007	2006	Guidance
				Between	And
All figures in thousands, except share data
Revenue	$322,913	$354,041	$433,080	$473,000	$475,000

Net income (loss)	$(2,002)	$7,640	$4,647	$12,500	$13,000
Loss on extinguishment of debt, net of effect of taxes	9,507	7,387	9,507	7,400	7,400
Net non-recurring tax (benefit) provision (1)	751	—	(1,221)	—	—

Net income before loss on extinguishment of debt and non-recurring tax (benefit) provision	$8,256	$15,027	$12,933	$19,900	$20,400

Fully diluted share count (2)	22,111,894	26,583,782	23,154,812	26,650,000	26,650,000

(1)	The net non-recurring tax benefit in 2006 represents the $2.0 million non-recurring deferred tax benefit recorded in the fourth quarter of 2006, net of the $751,000 nonrecurring income tax charges in the first and third quarters of 2006. The Company estimates that its normalized effective tax rate for 2007 will be between 40.0% and 42.0%.

(2)	Net income before loss on extinguishment of debt and non-recurring tax (benefit) provision totaled $8.3 million for the nine months ended September 30, 2006. On this adjusted basis, common stock equivalents included in the fully diluted share count above for the nine months ended September 30, 2006 above was 442,804.

Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the caption “2007 Business Outlook” and other statements regarding future financial results and performance and potential sales revenue are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements under the caption “2007 Business Outlook,” other statements regarding future financial results and performance and potential sales revenue, other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including the level of market demand for the Company’s services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of federal and state tax laws and regulations, and other specific factors discussed herein and in other releases and public filings made by the Company (including Forms 10-K and 10-Q filed with the Securities and Exchange Commission); accordingly, actual results could differ materially from any such forward-looking statement. The forward-looking statements speak only as of the date hereof and the Company does not intend to update this information, except as required by law, to reflect developments or information obtained after the date hereof, and the Company disclaims any legal obligation to the contrary.
About Town Sports International Holdings, Inc.:
Town Sports International Holdings, Inc., through its subsidiaries, owned and operated 152 fitness clubs and partly owned and operated two additional clubs as of September 30, 2007. The Company operated 105 clubs in the New York metropolitan market, 21 clubs in the Boston market, 18 clubs in the Washington, D.C. market, seven clubs in the Philadelphia market and three clubs in Switzerland. These 154 clubs collectively served approximately 483,000 members, excluding pre-sold, short-term and seasonal memberships. For more information on TSI visit www.mysportsclubs.com.
The Company will hold a conference call on Thursday, November 1, 2007 at 5:00 PM (Eastern) to discuss the third quarter 2007 results. Alex Alimanestianu, Chief Executive Officer, and Richard Pyle, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Website beginning November 2, 2007.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
Integrated Corporate Relations, Joseph Teklits
(203) 682-8258
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2006 and September 30, 2007
(All figures in $’000s)
(Unaudited)

	December 31,	September 30,
	2006	2007
ASSETS
Current assets:
Cash and cash equivalents	$6,810	$7,669
Accounts receivable, net	8,028	12,263
Inventory	435	225
Prepaid expenses and other current assets	14,757	14,923

Total current assets	30,030	35,080
Fixed assets, net	281,606	324,389
Goodwill	50,112	50,139
Intangible assets, net	922	574
Deferred tax asset, net	32,437	42,215
Deferred membership costs	15,703	17,537
Other assets	12,717	12,841

Total assets	$423,527	$482,775

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$181	$1,898
Accounts payable	9,972	15,709
Accrued expenses	33,220	40,983
Accrued interest	3,466	737
Corporate income taxes payable	2,577	2,028
Deferred revenue	38,980	44,522

Total current liabilities	88,396	105,877
Long-term debt	280,948	302,394
Deferred lease liabilities	54,929	59,086
Deferred revenue	5,807	6,868
Other liabilities	11,276	14,907

Total liabilities	441,356	489,132
Commitments and contingencies
Stockholders’ deficit:
Common stock	26	26
Paid-in capital	(21,068)	(17,396)
Accumulated other comprehensive income (currency translation adjustment)	539	698
Retained earnings	2,674	10,315

Total stockholders’ deficit	(17,829)	(6,357)

Total liabilities and stockholders’ deficit	$423,527	$482,775

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and nine months ended September 30, 2006 and 2007
(All figures in $’000s except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Revenues:
Club operations	$108,173	$117,425	$318,755	$349,893
Fees and other	1,245	1,461	4,158	4,148

	109,418	118,886	322,913	354,041

Operating Expenses:
Payroll and related	39,724	43,331	121,211	132,645
Club operating	37,677	42,360	108,928	119,662
General and administrative	6,668	8,368	22,635	25,248
Depreciation and amortization	10,125	10,950	30,911	33,772

	94,194	105,009	283,685	311,327

Operating income	15,224	13,877	39,228	42,714
Loss on extinguishment of debt	7,446	—	16,113	12,521
Interest expense	7,388	6,493	28,471	19,902
Interest income	(475)	(344)	(1,862)	(882)
Equity in the earnings of investees and rental income	(463)	(447)	(1,371)	(1,351)

Income (loss) before provision (benefit) for corporate income taxes	1,328	8,175	(2,123)	12,524
Provision (benefit) for corporate income taxes	543	3,100	(121)	4,884

Net income (loss)	$785	$5,075	$(2,002)	$7,640

Earnings (loss) per share:
Basic	$0.03	$0.19	$(0.09)	$0.29
Diluted	$0.03	$0.19	$(0.09)	$0.29
Weighted average number of shares used in calculating earnings (loss) per share:
Basic	25,933,506	26,225,449	21,669,090	26,122,531
Diluted	26,345,601	26,678,939	21,669,090	26,583,782

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2006 and 2007
(All figures in $’000s)
(Unaudited)

	Nine Months
	Ended September 30,
	2006	2007
Cash flows from operating activities:
Net income (loss)	$(2,002)	$7,640

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,911	33,772
Non-cash interest expense on Senior Discount Notes	11,480	9,268
Loss on extinguishment of debt	16,113	12,521
Payment of interest on Payment-in-Kind Notes	(12,961)	—
Amortization of debt issuance costs	1,117	630
Noncash rental expense, net of noncash rental income	65	495
Compensation expense incurred in connection with stock options	961	616
Net changes in certain operating assets and liabilities	15,228	3,168
Increase in deferred tax asset	(5,887)	(9,778)
Landlord contributions to tenant improvements	6,413	3,958
Change in reserve for self-insured liability claims	2,025	2,085
Increase in deferred membership costs	(3,752)	(1,834)
Other	(76)	215

Total adjustments	61,637	55,116

Net cash provided by operating activities	59,635	62,756

Cash flows from investing activities:
Capital expenditures, net of effect of acquired business	(41,354)	(64,580)
Acquisition of business	(819)	(4,450)

Net cash used in investing activities	(42,173)	(69,030)

Cash flows from financing activities:
Proceeds from New Credit Facility	—	185,000
Costs related to issuance of New Credit Facility	—	(2,634)
Repayment of Senior Notes	(128,684)	(169,999)
Premium paid on extinguishment of debt and related costs	(13,273)	(9,309)
Proceeds from initial public equity offering, net of underwriting discounts and offering costs	91,750	—
Repayment of long term borrowings	(2,733)	(1,105)
Change in book overdraft	(986)	2,122
Repurchase of common stock	(433)	—
Proceeds from exercise of stock options	124	1,997
Excess tax benefit from stock option exercises	—	1,061

Net cash provided by (used in) financing activities	(54,235)	7,133

Net increase (decrease) in cash and cash equivalents	(36,773)	859
Cash and cash equivalents at beginning of period	51,304	6,810

Cash and cash equivalents at end of period	$14,531	$7,669

Summary of change in certain operating assets and liabilities:
Increase in accounts receivable	$(4,870)	$(4,479)
Decrease (increase) in inventory	(70)	210
(Increase) decrease in prepaid expenses and other current assets	787	(1,219)
Increase in accounts payable, accrued expenses and accrued interest	5,358	2,509
Change in prepaid corporate income taxes and corporate income taxes payable	2,746	(456)
Increase in deferred revenue	11,277	6,603

Net changes in certain operating assets and liabilities	$15,228	$3,168

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income (loss) to EBITDA
For the three and nine months ended September 30, 2006 and 2007
(All figures in $’000s)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006	2007	% Chg.	2006	2007	% Chg.
Net income (loss)	$785	$5,075		$(2,002)	$7,640
Provision (benefit) for corporate income taxes	543	3,100		(121)	4,884
Loss on extinguishment of debt	7,446	—		16,113	12,521
Interest expense, net of interest income	6,913	6,149		26,609	19,020
Depreciation and amortization	10,125	10,950		30,911	33,772

EBITDA	$25,812	$25,274	-2.1%	$71,510	$77,837	8.8%

EBITDA Margin	23.6%	21.3%		22.1%	22.0%
Non-GAAP Financial Measures:
EBITDA is defined as earnings before interest, taxes, depreciation and amortization and loss on extinguishment of debt. EBITDA provides useful information regarding the Company’s operating performance and financial condition, subject to the limitations described below. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income (loss) or cash flow data prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) or as a measure of the Company’s profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. EBITDA margin is defined as EBITDA as a percentage of consolidated revenue.
The Company believes that EBITDA is used by some investors, analysts and other parties to measure the Company’s performance over time.  Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance.  The measure allows investors, analysts and other parties to better evaluate the Company’s financial performance and prospects in the same manner as management.